[PETCARE LOGO]

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       The Veterinarian's Programming Choice to Educate, Entertain and Encourage

       8406 Benjamin Road    Phone:  (888) 701-1202   E-mail: info@petcaretv.com
       Suite C               Direct: (813) 888-7330
       Tampa, FL 33634       Fax:    (813) 888-7375   Website: www.petcaretv.com
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FOR IMMEDIATE RELEASE                                             SYMBOL:  PTNW
March 17, 2005                                                    TRADED:  OTCBB

           PETCARE TELEVISION NETWORK, INC. RECEIVES $250,000 FUNDING

TAMPA, FLORIDA - March 17, 2005 - PetCARE Television Network, Inc. ["PTNW"] announced today that it entered into a Definitive Term Sheet to obtain a private funding of $250,000 through the issuance of Convertible Debentures ("Debentures") to Vicis Capital Master Series Trust, a fund managed by Vicis Capital, LLC ("Vicis"). The Debentures will be convertible into Common Stock of the Company at a Conversion Price set at twenty-five percent (25%) discount to the five-day Volume Weighted Average Closing Price ("VWAP") prior to the Closing Date or ten cents ($.10), whichever is greater. The transaction also calls for the issuance of Common Stock Purchase Warrants. The $250,000 will be used for general corporate purposes including growth and capital initiatives.

Midtown Partners & Co., LLC ("Midtown Partners") was the sole placement agent for this transaction. Originally founded in May 2000, Midtown Partners is an investment bank focused on private placement investment banking opportunities which was founded on the premise that client relationships and industry focus are keys to the success of emerging growth companies. Additional information on Midtown Partners can be found at www.midtownpartners.com.

Philip Cohen, PetCARE TV's President, stated, "We appreciate the support of the prestigious firm of Vicis in response to our increased visibility within the veterinary community. Vicis has embraced our vision for PetCARE TV's future and it has been a pleasure to work with a team of dedicated individuals who have not only provided needed financial support but invaluable advisory support."

PetCARE TV provides educational programming focused on optimal healthcare for animal companions and is targeted to pet owners nationwide. PetCARE's programming, funded by commercial advertisers, is currently aired in almost 3,000 veterinary hospitals and is viewed by approximately 4 million pet owners each month. While pet owners are seated in their veterinarian's reception area, the PetCARE TV DVD is played, with an encouraging theme throughout each segment to "just ask" their veterinarian about current techniques, products and services available.

The programming is funded by commercial advertisers that are reviewed and approved by PetCARE TV's Veterinary Advisory Board, a distinguished group of veterinary professionals committed to providing quality educational, entertaining and encouraging veterinary health programming. PetCARE TV programming is obtained through an annual or three-year subscription, with programming DVDs shipped to the veterinary practice on a monthly basis, and a TV/DVD system included in the three-year plan.

The corporate offices of PetCARE TV are located at 8406 Benjamin Road, Suite C, Tampa, Florida 33634. Questions may be addressed to Teresa Bray, Vice President at (813) 888-7330. More information on PetCARE TV, its business model, and products can be found on its website: www.petcaretv.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy securities of PetCARE TV. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Statements that are not historical facts, including statements about confidence, strategies and business expectations relating thereto are forward looking statements that involve risks and uncertainties that could significantly impact PetCARE TV. These include the factors that are discussed from time to time in PetCARE TV's filings with the Securities and Exchange Commission.

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